EXHIBIT 99.1
                                                                NEWS RELEASE



PARTIAL SETTLEMENT REACHED IN GAS IMBALANCE NEGOTIATIONS
AND CASH DISTRIBUTION DECLARED

         FORT WORTH, Texas, June 20, 2000 -- Bank One, Texas, N.A., as Trustee of the San Juan Basin Royalty Trust (the "Trust"), announced today the partial settlement of its claims relating to a gas imbalance with respect to production from mineral properties currently operated by Burlington Resources Oil & Gas Company. It is believed the imbalance relates to the acquisition by Southland Royalty Company, one of Burlington's predecessors, of mineral properties, which had been operated under a Joint Operating Agreement between Southland and the seller of the properties. Burlington investigated the imbalance and reported that it probably related to problems experienced in the 1980's and early 1990's by Southland in dealings with Public Service Company of New Mexico in that gas was flowing for the seller's account while Southland was not producing and that this created a gas imbalance with Southland being the underproduced party. Because no payment was made to the Trust at the time the properties were acquired in order to account for the Trust's net overriding royalty interests in those properties, the Trust made claim for an adjustment to correct the imbalance.

         The Trust and Burlington have entered into a Partial Release under the terms of which Burlington has paid the Trust $3,490,000 to settle the imbalance insofar as it relates to some of the wells located on the subject properties. The remainder of the imbalance is to be addressed through volume adjustments whereby the Trust's net overriding royalty interest will be applied to 50% of the overproduced parties' interest, on a monthly basis, until the imbalance is corrected. The Trust is in communication with Burlington in order to determine the estimated value of the volume adjustments and the time during which the remainder of the imbalance will be corrected.

         The $3,490,000 (or $0.074878 per unit of beneficial interest) was paid to the Trust as additional revenues on June 19, 2000. That amount will be distributed together with the regular monthly distribution on July 17, 2000 to unitholders of record as of June 30, 2000. The regular monthly cash distribution to the holder of units of beneficial interest will be $0.090448 per unit, based upon production during the month of April 2000. Gas production for the properties from which the royalty was carved totaled approximately 3,627,608 Mcf (3,777,689 MMBtu) of which 1,488,959 Mcf (1,311,494 MMBtu) was coal seam gas. The average gas price was $2.56 per Mcf ($2.46 per MMBtu). The average price received for coal seam gas was $2.35 per MMBtu. Capital costs for the month were $1,492,157 and lease-operating expense was $1,156,212.

         The principal asset of the Trust consists of a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico (the "Trust Properties"). Burlington is the operator of certain of the Trust Properties.

Contact: Lee Ann Anderson, Vice President
         Bank One, Texas, N.A.


         Phone: (817) 884-4630   Website: www.sjbrt.com
         Fax:   (817) 884-4560   e-mail:    sjbrt@mail.bankone.com